NEWS RELEASE
PAR PACIFIC ANNOUNCES APPOINTMENT OF RETIRED ADMIRAL PHIL DAVIDSON TO BOARD OF DIRECTORS

HOUSTON, October 26, 2021 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced the appointment of Phil Davidson to the Par Pacific Board of Directors, effective October 25, 2021.

“We are proud to announce the addition of Phil Davidson to the Par Pacific Board,” said Robert Silberman, Chairman of the Board of Directors of Par Pacific. “Phil is an extraordinary leader, and his experience at the highest levels of military and governmental affairs will bring new perspectives to our Board.”

Phil Davidson was the Commander of the United States Indo-Pacific Command from 2018 to 2021. He retired from active service in the U.S. Navy in May 2021 as a four-star Admiral after nearly 39 years of service. Mr. Davidson is a 1982 graduate of the U.S. Naval Academy, and a 1992 distinguished graduate of the U.S. Naval War College. He holds a Bachelor of Science degree in Physics and a Master of Arts in National Security and Strategic Studies.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000 bpd of combined refining capacity, related multimodal logistics systems, and 30 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

For more information contact:
Ashimi Patel
Senior Manager,
Investor Relations
(832) 916-3355
apatel@parpacific.com